United Fire Group, Inc.

Amended and Restated

Annual Incentive Plan

1.	Plan Objectives. The objectives of this Annual Incentive Plan are to:

a.Focus employee attention on the achievement of certain Performance Measures determined by Management;

b.Provide a systematic incentive plan consistent with specific performance; and

c.Align employee commitment with the interests of shareholders.

2.	Definitions.

2.1“Award” means, for a Participant, the amount awarded to that Participant for attaining Performance Thresholds for Performance Measures assigned to that Participant, determined in accordance with the provisions of Article 4.

2.2“Branch” means a branch of the Company, as determined from time to time by Management.

2.3“Company” means United Fire Group, Inc., its subsidiaries, and its successors.

2.4“Department” means a department of the Company, as determined from time to time by Management.

2.5“Disability” of a Participant means the total and permanent inability, as determined in Management's sole discretion, which determination shall be final and binding, to engage in that Participant's normal full-time services as an employee of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of twelve (12) months.

2.6 “Eligible Salary” means the following compensation paid to a Participant: Regular Pay; Overtime Pay; Company-provided PTO; Funeral Leave Pay; Retro Pay; and Paid Holidays. Eligible salary does not include the following: Purchased PTO, Bonuses, Storm Pay, Overwrites, Referral Awards, Short-term Disability Pay, and Benefit Credits. The capitalized terms in this definition shall have the meaning in use, from time to time, by the Company.

2.7“Management” means the Company's Chief Executive Officer, Executive Vice President

and Chief Financial Officer.

2.8“Named Executive Officer” means those executive officers of the Company defined by CFR 229.402(a)(3).

2.9“Participant” means an employee of the Company who, after attaining one (1) Year of Service, attains at least 1,000 hours of service in the Plan Year for which the Award is to be paid. Notwithstanding the foregoing, the Chief Executive Officer of the Company, on a discretionary basis involving special circumstances, may waive the requirement that an employee must have a Year of Service before becoming a Participant.

2.10“Performance Measure” means a financial category used to measure Participant performance.

2.11“Performance Threshold” means one or more levels for each Performance Measure that must be attained in order to earn a level of Award for that Performance Measure.

2.12“Plan” means this Annual Incentive Plan.

2.13“Plan Year” means the calendar year for which an Award is to be earned.

2.14“Subgroup” means one or more classifications within a Tier to which Participants are assigned by Management, from time to time.

2.15“Tier” means a level of employment to which Participants are assigned by Management, from time to time.

2.16“Year of Service” means a full calendar year during which an employee attains at least 1,000 hours of service, provided that an employee who begins work on the first working day of a calendar year and attains at least 1,000 hours of service during that calendar year shall be deemed to have a full year of service for that calendar year.

3.	Performance Measures.

3.1Establishing Performance Measures. For each Plan Year, Management shall establish Performance Measures for each employee by assigning employees to Tiers, Subgroups, Branches and/or Departments, as appropriate. Management may establish different Performance Measures for each Tier, Subgroup, Branch or Department.

3.2Performance Thresholds. For each Plan Year, Management shall establish one or more Performance Thresholds for each Performance Measure. Management may establish one or more different Performance Thresholds for each Tier, Subgroup, Branch and/or Department.

3.3Weighting of Performance Measures. For each Plan Year, Management shall assign a weight, expressed as a percentage of Eligible Salary, to each Performance Threshold for each Performance Measure for each Tier, Subgroup, Branch, and/or Department. Management may assign different weights for Performance Thresholds for Performance Measures for each Tier, Subgroup, Branch or Department.

3.4Tiers; Subgroups, Branches; Departments; Individual Performance. For each Plan Year, Management shall assign all employees to Tiers and may assign employees to Subgroups, Branches and/or Departments. Management may establish a separate Tier or Subgroup for individual Participants to focus on key desired results within that Participant's area of responsibility.

4.	Amount and Calculation of Awards.

4.1Awards. A Participant's Award for a Plan Year shall be that percentage (determined as provided in Section 3.3) of that Participant's Eligible Salary for that Participant's Tier, Subgroup, Branch and/or Department, as the case may be, assigned to that Participant's Tier, Subgroup, Branch and/or Department for the highest Performance Threshold attained for each Performance Measure.

4.2Retirement, Death or Disability. In the case of the retirement, death or Disability of a Participant before the end of the Plan Year, the amount of the Award for such a Participant shall be determined by pro rating the Award through the date of retirement, death or Disability. Management shall make all determinations regarding the date of retirement and the date and fact of Disability, and Management's decision with respect thereto shall be final and binding.

4.3Change of Status of a Participant. The Company shall calculate the Award for each Participant based on the Tier, Subgroup, Branch and/or Department to which that Participant is assigned on December 31st of the Plan Year for which the Award is earned; provided, however, Management may, in its sole discretion, calculate the Award for that Participant based on a different Tier, Subgroup, Branch and/or Department.

4.4Participant Performance. Before a Participant is eligible to receive an Award, that Participant's individual performance level must meet individual or Company-wide performance standards, as determined by Management, from time to time.

5.	Distribution of Awards.

5.1Payment. The Company shall calculate and pay Awards to Participants as soon as practicable following the Plan Year for which the Awards have been earned. In the case of the retirement or Disability of a Participant, the Company shall pay the Award for that Participant to that Participant. In the case of the death of a Participant, the Company shall pay the Award for that Participant to that Participant's surviving spouse and if there is no surviving spouse, then to that Participant's heirs at law, providing however, a Participant may designate a beneficiary to receive the payment.

5.2Employment Status. Except for the retirement, death or Disability of a Participant, to receive payment of an Award, a Participant must be employed by the Company both on the last day of the Plan Year and on the date the Award is paid.

5.3Deferral of Award. A Participant may defer up to one hundred (100%) percent of an Award pursuant to plans maintained from time to time by the Company, provided such deferral is in accordance with all Federal and State statutes and regulations.

6.	General.

6.1Compensation Committee. Each year, Management shall work with the Compensation Committee of the Board of Directors to develop Performance Measures and Performance Thresholds for Named Executive Officers and selected executive officers.

6.2Board Approval. For each Plan Year, Management's proposal of Performance Measures, Performance Thresholds, weighting of Performance Thresholds, Tiers, Subgroups, Branches, and Departments and the percentage of Eligible Salary used to determine Awards is subject to the approval of the Company's Board of Directors. Any modification or termination of the Plan is subject to the approval of the Company's Board of Directors.

6.3Implementation. The Chief Executive Officer shall be responsible for the implementation and on-going administration of the Plan.

6.4Interpretation; Disputes. Management shall, in its sole discretion, interpret all matters related to this Plan, including but not limited to eligibility, calculation and determination of Awards, and resolution of any questions or disputes relating to the Plan or accounting procedures of the Plan. Management's determination shall be final and binding.

6.5Modification and Termination of the Plan. The Company may modify or terminate the Plan and Awards at any time, including those Awards that, but for such modification or termination, would have been earned.

6.6No Right to Employment. Nothing in the Plan shall be interpreted as giving any Participant or employee the right to be retained as an employee of the Company or as limiting the Company's rights to control or terminate the service of any employee at any time.

6.7Severability. If any provision contained in the Plan is rendered or declared invalid or unenforceable by reason of any existing or subsequently enacted legislation or by any decree of a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law, and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement in a manner most closely approximating the intention of the Company.

6.8Applicable Law. This Plan shall in all respects be construed, interpreted, governed and enforced in accordance with and governed by the laws of the State of Iowa, without regard to conflict of laws principles.

Adopted February 24, 2012